Exhibit 99.1

Press Release	Source: Arete, Inc.

Arête Industries Adds New Director

Wednesday, November 28, 2012

WESTMINSTER, Colo., November 28, 2012 - Arête Industries, Inc. (OTCQB: ARET - News), announced today that the Company has a new member of the Board of Directors.

On November 21, 2012, the Board of Directors (the “Board”) of Arête Industries, Inc. (the “Company”) appointed Nicholas L. Scheidt as a Director of the Company. Mr. Scheidt was appointed to fill a board vacancy created by the retirement and resignation of Mr. John Herzog from the Board and from his position as Interim Chief Financial Officer and Accounting Officer, effective November 21, 2012. Mr. Herzog’s resignation was not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Information on Mr. Scheidt, age 52, is as follows: Mr. Scheidt has served as President and Chairman of Apex Financial Services Corp aka Apex Realty Investments Inc. since 1983; he has served on the Board of Directors of Truck Wash Inc. since 1989; he has served on the Board of Directors of Out Reach Housing Corporation since 1992 and he has served as Chief Financial Officer of Truck Wash Inc. since 1995.

Donald W. Prosser will remain as Chief Executive Officer of the Company and will become the interim Chief Financial Officer. The Board has begun a search for a Chief Financial Officer.

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About Arête Industries

The Company holds oil and gas properties in the Rocky Mountain Region of the United States and operates a small natural gas gathering system. For additional information on the Company visit our website at: http://www.areteindustries.com

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this report, such as statements regarding our future expectations to increase our production are forward-looking statements (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. These risks include, but are not limited to, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition and government regulation or other actions. Additional information on these and other factors which could affect Arête’s operations or financial results are included in Arêtes’ reports on file with the Securities and Exchange Commission. Such factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Arête undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Arête’s expectations.

For Further Information Contact:

Gerald Kieft

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/areteindustries/overview

Source: Arête Industries, Inc.